Exhibit 10.12

PLATINUM OVERDRAFT

MANAGEMENT AGREEMENT

FOR

COMMUNITY FIRST BANKSHARES

FARGO, NORTH DAKOTA

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2.

PLATINUM OVERDRAFTSM MANAGEMENT AGREEMENT

This Agreement dated to be effective as of the last date written below (the “Effective Date”), is between Alex Sheshunoff Management Services, L.P., a Texas limited partnership (“ASM”), whose principal offices are located at 2801 Via Fortuna, Suite 600, Austin, Texas 78746, and the financial institution identified as “Client” on the attached Detail Schedule.

1.                                       BACKGROUND

1.1                                 ASM offers a suite of services and products known generally as the Platinum OverdraftSM Management Program (the “Program”) to financial institutions that offer deposit accounts.  Program services and products implement a deposit account overdraft coverage program, including financial projections and tracking services, recommendations on organizational structure and staffing, data processing systems and reporting services, operations policies and procedures, compliance guidance, training services, and overdraft collections management, implementing computer programs, and other management services, as more fully described below, and in a paper prepared by ASM relating to OCC Interpretive Letter #914, a copy of which has been previously provided to Client.

1.2                                 Client desires to implement the Program, on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the premises and the terms and conditions set forth below, ASM and Client hereby agree as follows.

2.                                       DELIVERABLES

ASM will deliver to Client the services and products which comprise the Program, including:

a.                                       Financial and operational projection and planning, including estimates of incremental pre-tax profit from implementing the Program, and calculation of Client’s baseline (pre-Program) expense, revenue and profit figures for purposes of the fee calculations under this Agreement, in accordance with the definitions in Section 5 below.

b.                                      Recommendations and implementation assistance on organizational structure, job descriptions and staffing for use of the Program.

c.                                       Recommendations and implementation assistance on product definitions, account features and set-up for accounts covered by the Program.

d.                                      Implementation assistance on use of the Program’s overdraft collections process, procedures and methods.

e.                                   Computer hardware recommendations and installation of proprietary software for use as part of the Program (the "Program Software").  A separate Platinum OverdraftSM Management Software Agreement, (the "Program Software License")

a copy of which is attached as the Program Software License Schedule, governs the relationship of Client and ASM with respect to the Program Software.

f.                                         Recommendations and implementation assistance on customer communication planning, activities, and budget.

g.                                      Recommendations and implementation assistance on compliance standards, analysis and language.

h.                                      Training and training materials on Program Software use and Program operations.

i.                                          Recommendations as appropriate on further activities and “best practice” measures whole implementation enhance non-interest income opportunities.

j.                                          Post-Implementation Period Support.  Post-Implementation Period Support is defined as:

•                                          Daily conference calls during the first week of the implementation period.

•                                          Weekly conference calls thereafter for a month.

•                                          Monthly conference calls for the next 60 days.

•                                          Access by phone, as needed, to the ASM Program Project Manager (defined below) to address questions or issues as they relate to Program.

•                                          On-site assistance as jointly agreed to by both parties.

3.                                       IMPLEMENTATION PERIOD

ASM shall begin the Program Implementation Period within 60 days after the Effective Date.  ASM projects a period of 16 weeks will be necessary to complete implementation of the overdraft management program, provided Client furnish sufficient resources for the implementation effort.  This includes Client’s time commitment to and performance of systems work and coordination of a number of functions, including collections, consumer lending, deposit operations, branch management, finance, compliance, audit, training, marketing, product management, human resources and customer service.  To that end:

a.                                       Client and ASM shall each designate an individual who will have principal responsibility for managing initial Program implementation, including assuring that its respective responsibilities in implementing the Program are timely met (the “Program Project Managers”).

b.                                      Client and ASM shall promptly schedule and hold a cross-functional team planning kickoff meeting, including the Program Project Managers, at Client’s offices.

c.                                       Client and ASM shall promptly approve a detailed project plan and schedule developed by the Program Project Managers for initial Program implementation,

and shall make all reasonable efforts to complete all implementation tasks within the approved schedule.

d.                                      Client and ASM shall hold regular conference calls during the implementation period to conduct project status reviews, including but not limited to monthly conference calls including appropriate Client and ASM management and the Program Project Managers.

e.                                       Client’s and ASM’s Program Project Managers shall confer at such other times as they may deem appropriate during the implementation period to assure necessary communication and coordination to complete implementation and resolve any issues arising in the implementation process.

f.                                         Client shall promptly furnish, at its own cost, all computer and related equipment (including but not limited to workstations, servers, central processing units and peripherals) necessary for installation and operation of the Program Software for Program purposes.

g.                                      Client and ASM shall prepare a list identifying the recommendations Client will put into effect during the operational phase of the Program.

h.                                      ASM will deliver a written, dated completion notice, signed by the ASM Program Project Manager, to Client’s Program Project Manager when Client makes the Program available to its customers.  The date that Client makes the Program available to its customers shall serve as the “Operational Date.”  The completion notice shall also state the date on which the Start-Up Period (defined below) ends, and the date on which the Compensation Period (defined below) begins.

4.                                       OPERATIONAL PERIOD

4.1                                 Definitions:

•                                          Operational Date:  The first day that Client makes the Program available to its customers.

•                                          Operational Period:  The time from the Operational Date until Client ceases to use the Program to offer services to its customers.

•                                          Start-Up Period:  The period of time between the Operational Date and the first day of the Compensation Period (defined below).  The Start-Up Period will begin on the Operational Date and end on the first day of the next calendar month after Client has operated the Program for a minimum of 120 days.  (For example, if the Operational Date is March 15, then the Start-Up Period will end on July 31).

•                                          Compensation Period:  The period of time beginning on the first day of the first calendar month that begins 120 or more days after the Operational Date, and ending the number of months specified in the Detail Schedule as the number of Compensation Months.  (For example, if the Operational Date is March 15, then the Compensation Period begins on August 1.)

4.2                                 On the 120th day of the Start-Up Period (or the next regular business day thereafter, if the 120th day falls on a non-business day), the Program Project Managers and other representatives of Client and ASM, as they deem appropriate, shall conduct a final review meeting by conference telephone call to review Start-Up Period operations.

4.3                                 Within 15 calendar days following the last day of each month during the Start-Up Period and the Compensation Period, Client shall deliver to ASM a complete copy of the monthly performance tracking report for that month (the “Monthly Report”).

4.4                                 ASM shall provide post-implementation support for Client’s Program operations on an as-needed basis, as agreed upon by Client and ASM.

5.                                       FEES AND EXPENSES

5.1                                 Capitalized terms used in this Section 5 and not defined elsewhere in this Agreement shall have the following meanings:

•                                          Actual Expenses:  The total of the following expenses, as applicable, attributed to operation of the Program in Covered Categories and actually incurred during the month in question, as approved by ASM.  No overhead will be included in Actual Expenses.

a.                                       Charge-offs, less recoveries on overdrawn accounts older than 60 days, adjusted for charge-offs of existing overdraft balances over 60 days at Program commencement, but excluding accounts with deficit balances of 60 days or more at the beginning of the Compensation Period.

b.                                      Mailing expenses and expenses for additional staff required for the Program operation which exceed Baseline Expenses.

c.                                       Direct marketing expenses for Program Operation which exceed Baseline Expenses, as approved by Client and ASM.

d.                                      A fraction of the Start-Up Costs and Reimbursables incurred in the Implementation Phase, whose numerator is 1 and whose denominator is the number of Compensation Months specified in the Detail Schedule.

e.                                       Reimbursables invoiced by ASM in the month in question.

f.                                         Other direct miscellaneous expenses ASM and Client agree upon.

•                                          Actual Performance:  Actual Revenues for the month in question minus Actual Expenses for the month in question.

•                                          Actual Revenues:  All Covered Category revenues during the month in question, less any waivers or refunds of fees.

•                                          Baseline Expenses:  The figure, developed by ASM and agreed to by Client on the basis of Client’s average monthly expenses attributable to Covered Categories preceding the Implementation Period, to serve as the monthly baseline for calculating Actual Expenses for the Covered Categories.  Client’s Chief Financial Officer is the only party authorized to approve the Baseline Expenses for Client.

•                                          Baseline Performance:  Baseline Revenues minus Baseline Expenses.

•                                          Baseline Revenues:  The figure, developed by ASM and agreed to by Client on the basis of Client’s revenues in Covered Categories, less any waivers or refunds of fees, during three years of operations preceding the Implementation Period, to serve as the monthly baseline for calculating Program Performance.  Should Client decide to raise its NSF fee, this figure shall be adjusted to accurately reflect the revenue increase generated by the higher fee.  Client’s Chief Financial Officer is the only party authorized to approve the Baseline Revenues for Client.

•                                          Covered Category:  A category of non-interest income generated by Client’s operations (e.g., NSF and overdraft fee income) on which recommendations delivered by ASM and accepted by Client under this Agreement are applied as part of Program operations.

•                                          Fee Percentage:  The Fee Percentage stated on the Detail Schedule for the month in question.

•                                          Program Performance:  Actual Performance for the month in question minus Baseline Performance.

•                                          Reimbursables:  ASM’s expenses for travel, lodging, meals and other reasonable and customary business expenses incurred in connection with rendering services to Client under this Agreement.  Client shall have the right, at its sole discretion, to refuse to pay any Reimbursables in the event Client believes they are unreasonable.

•                                          Start-Up Costs:  Client’s one-time non-capital costs for operations and system changes made during the Implementation Phase to implement the Program, plus reasonable depreciation of computer equipment, non-Program Software licenses and other capital acquired to operate the Program, as agreed by Client and ASM.

5.2                                 Client shall pay ASM a Program Implementation Period Fee for services rendered during the Program Implementation Period in the amount and according to the payment schedule stated in the Detail Schedule.

5.3                                 No fees shall accrue or be payable with respect to the Start-Up Period.

5.4                                 Client shall pay ASM a monthly fee calculated by multiplying Program Performance for the month in question times the applicable Fee Percentage.  If Program

Performance for the month in question is zero or less, then no fee shall accrue or be payable for that month.

5.5                                 Upon execution of this Agreement, Client shall prepay to ASM the Fee Deposit specified in the Detail Schedule.  No interest shall accrue on the Fee Deposit.  Each month, ASM shall apply a portion of the Fee Deposit (“Month’s Deposit”) to the monthly fees as they become payable, until the full deposit amount has been applied.  The amount of each Month’s Deposit shall be equal to the amount of the Fee Deposit multiplied by a fraction whose numerator is 1 and whose denominator is the number of Compensation Months specified in the Detail Schedule.  If a Month’s Deposit exceeds the fee payable for that month, the excess shall be added to the next succeeding Month’s Deposit for application in the next succeeding month.  If aggregate fees accruing during the Compensation Period total less than the total Fee Deposit, ASM shall refund the difference to Client at the end of the Compensation Period.

5.6                                 Fees for each month (net of the Month’s Deposit) shall be due and payable to ASM on or before the 20th calendar day following the end of the month for which they accrue, together with the applicable Monthly Report Client is required to deliver to ASM under Section 4.3.  ASM will accept payment for fees either by check or wire transfer.

5.7                                 Client shall pay all invoices from ASM for Reimbursables upon receipt.

6.                                       CONFIDENTIALITY AND NONCOMPETITION

6.1                                 ASM acknowledges that information disclosed by Client to enable ASM to implement the Program will include confidential and proprietary information.  All information which Client identifies to ASM as Client’s confidential and proprietary information at the time of disclosure will be deemed “Client’s Confidential Information” (unless the information is or becomes publicly available through no action of ASM).  ASM agrees not to disclose any part of Client’s Confidential Information to any third party, and not to use Client’s Confidential Information for any purpose other than performing ASM’s obligations under this Agreement.  On Client’s request at the termination or expiration of this Agreement, ASM will return all copies of Client’s Confidential Information to Client.  ASM shall not be in breach of its obligations under this Section 6 if it develops modifications to the Program in response to, based on or related to concepts ASM develops as a result of exposure to Client’s Confidential Information.

6.2                                 Client acknowledges that terms extended by ASM to Client under this Agreement are confidential and valuable trade secrets of ASM.  Client agrees not to disclose any provisions of this Agreement to any third party.

6.3                                 Client acknowledges that the Program is proprietary to ASM and its licensors, and includes confidential and proprietary information, including but not limited to the Program Software, methods and materials on promotion, collections, customer service, training, compliance, legal, organizational structure, staffing and peer overdraft financial comparisons, and is protected by copyright, trade secret and trademark law (“ASM’s Confidential Information”).  Client agrees not to disclose any part of ASM’s Confidential Information to any third party, and not to use ASM’s Confidential Information for any purpose other than for Client’s own business operations.  Client further agrees not to duplicate the Program materials except as necessary for its operation of the Program in accordance with this Agreement, and that upon termination or expiration of this Agreement, Client will return all such materials to ASM.

6.4                                 Each party acknowledges and agrees that its failure to comply with the confidentiality requirements and use restrictions set forth in this Section 6 will result in irreparable injury to the other party, and that the injured party shall be entitled to injunctive and other equitable relief without proof of damages.

6.5                                 During the term of this Agreement, and for two years after this Agreement has expired or been terminated, Client shall not offer to another third party financial institution a program of account overdraft management or provide any services in connection with account overdraft management that would be competitive to ASM’s program other than pursuant to a license agreement with ASM.  This Section 6.5 shall not prohibit Client from providing account overdraft management services to its own customers following termination of this Agreement for any reason, except that Client shall continue to be obligated to compensate ASM under the terms of this agreement if Client continues to operate the Program during the Compensation Period.  Client may provide services to its own customers directly, or may enter into a service agreement with an alternative overdraft account management provider.  Client warrants that the term and extent of this Section 6.5 are reasonable.

7.                                       REPRESENTATIONS, WARRANTIES, DISCLAIMERS

7.1                                 ASM represents to Client that (a) it has reviewed compliance of the Program with applicable federal law and regulations, (b) it believes the Program complies with applicable federal law and regulations, and (c) it is not aware of any instance of a financial institution failing to comply with applicable federal law and regulations on account of its implementation of the Program.

7.2                                 Client acknowledges that although ASM provides, as a part of the Program, information, recommendations and other consultation services on matters that may be subject to state and federal laws and regulations, ASM cannot give legal advice.  Client agrees that it will not rely on ASM to assure Client’s compliance with any applicable state or federal laws and regulations or other legal requirements (“Applicable Legal Requirements”).  Client further acknowledges that ASM has advised Client to obtain, and that Client agrees to obtain, its own legal counsel to assure that the Program, and its implementation and operation by Client, complies with all Applicable Legal Requirements.  Client’s adoption and effectuation of any recommendation or other Program element shall constitute Client’s warranty to ASM that Client has determined, with the assistance of necessary and appropriate legal counsel, that adoption and effectuation of the recommendations and other Program elements complies with all Applicable Legal Requirements.

7.3                                 ASM DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, INCLUDING ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

7.4                                 ASM SHALL NOT BE LIABLE FOR ANY FAILURE OF THE PROGRAM OR OF CLIENT AND ITS IMPLEMENTATION OR OPERATION OF THE PROGRAM TO COMPLY WITH ANY APPLICABLE LEGAL REQUIREMENTS, NOR SHALL ASM BE LIABLE FOR ANY FAILURE OF THE PROGRAM OR ITS IMPLEMENTATION OR OPERATION TO PROVIDE ANY PARTICULAR RESULT.  IN NO EVENT SHALL ASM’s LIABILITY UNDER THIS AGREEMENT EXCEED THE FEES PAID BY CLIENT TO ASM HEREUNDER.  IN NO EVENT SHALL ASM BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.

8.                                       TERM AND TERMINATION

8.1                                 The term of this Agreement shall begin on the Effective Date and shall expire on the last day of the Operation Period, unless earlier terminated as permitted below.

8.2                                 If either party commits a material, uncured breach of any of its obligations under this Agreement, then the other party may terminate this Agreement by written notice, provided that the terminating party has first given the breaching party written notice of the breach and a 30 day period within which to cure the breach.

8.3                                 Except as provided below, on termination or expiration of this Agreement, Client’s license to use and implement the Program shall automatically terminate or expire.  If Client continues the Program Software License in force and effect, then Client may continue to use the Program, subject to the provisions of Sections 6 and 7, which shall survive termination or expiration of this Agreement.  Modifications to this Agreement, if any, specified as such in the Detail Schedule shall be deemed a part of this Agreement for all purposes, and shall supersede the provisions of the main body of this Agreement only to the extent specified in the Detail Schedule.

9.                                       MISCELLANEOUS

9.1                                 Client shall not recruit or hire any ASM employee who is or was assigned to perform services for Client under this Agreement without the prior written consent of the President or CEO of ASM until at least one (1) year after the expiration of the term of this Agreement.  If, with ASM’s written consent, Client hires any ASM employee who is or was assigned to perform services for Client under this Agreement, then client shall pay ASM $250,000 within 30 days of the date of such hiring, as a fee for the additional benefit obtained by Client.

9.2                                 This Agreement shall be binding on the parties and on their respective successors and assigns.  Notwithstanding the foregoing, this Agreement is not assignable by either party, with the exception that ASM may assign it to a related implemented affiliate.  Any attempt to assign this Agreement despite the foregoing prohibition shall be void.

9.3                                 The parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation.  Any arbitration shall take place in Travis County, Texas, if initiated by Client and in Fargo, North Dakota, if initiated by ASM.  Neither party may unreasonably withhold consent to the selection of a mediator.  The parties will share the costs of the mediation equally.  Any dispute which the parties cannot resolve through negotiation or mediation within 45 days of the date of the initial demand for it by one of the parties may then be submitted to the courts for resolution as provided below.  The use of mediation will not be construed under the doctrine of laches, waiver or estoppel or affect adversely the judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

9.4                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflicts of laws provisions if any matter is originated by Client.  If any matter is originated by ASM, this agreement shall be governed by and construed in accordance with the laws of the State of North Dakota, excluding its conflicts of laws provisions.  Jurisdiction and venue for any matter shall be in the federal and state courts sitting in Travis County, Texas, if initiated by Client and in Fargo, North Dakota, if initiated by ASM.

9.5                                 The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.  Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

9.6                                 Neither party shall have liability or be deemed in breach of this Agreement because of an act or omission resulting from an event beyond the party’s reasonable control, including but not limited to acts of God, acts or omissions of Internet providers, the Internet, equipment failure of parties or their affiliates, acts or omissions of communication carriers or suppliers, or natural disasters.

9.7                                 Neither party has the right or authority to, and shall not assume or create any obligation of any nature whatsoever on behalf of the other party or bind the other party in any respect whatsoever.

9.8                                 Notices shall be deemed given:  (a) when delivered personally; (b) when sent via facsimile (and confirmed by delivery of the actual document by U.S. mail or commercial express courier); (c) 3 days after deposit in the U.S. Mail, registered or certified mail, return receipt requested, postage prepaid; or (d) 1 business day after deposit with a commercial express courier for next business day delivery, with written verification of receipt.  All communications will be sent to the addresses set forth on the cover sheet of this Agreement or such other address as may be designated by a party by giving written notice to the other party pursuant to this paragraph.

EXECUTED by the parties to effective as of the last date written below.

ALEX SHESHUNOFF MANAGEMENT SERVICES, L.P.		Client: COMMUNITY FIRST BANKSHARES FARGO, NORTH DAKOTA

By:	/s/ David W. Furnace	By:	/s/ Dan M. Fisher
Name:	David W. Furnace	Name:	Dan M. Fisher
Title:	Managing Director	Title:	CIO
Date:	10/8/03	Date:	9/30/03

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2.

PLATINUM OVERDRAFTSM MANAGEMENT AGREEMENT

Detail Schedule

Client		Community First Bankshares
Type of financial institution and jurisdiction under whose laws formed		National Bank Primary Regulator: Office of the Comptroller of the Currency
Address of Client’s principal offices		520 Main Avenue Fargo, ND 58124
Agreement Effective Date		September 26, 2003
Compensation Months (§§4.1, 5.1d and 5.5)		24 months
Program Implementation Period Fee (§5.2)	Amount	[***]
	Payment Schedule	N/A
Fee Deposit amount (§5.5)		[***]
Fee Percentage (§§5.1 and 5.5)	Months 1 through 12	[***]
	Months 13 through 24	[***]
	Months 25 through 36	N/A
Modifications to Agreement		N/A